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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

   Haenert              Herman                  O
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   (Last)               (First)                 (Middle)

   38020 S. Rolling Hills Drive
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                  (Street)

   Tucson               AZ                      85739-3005
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   3/16/01
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   BestNet Communications Corp. - BESC
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
FORM 3 (continued)
             Table I -- Non-Derivative Securities Beneficially Owned
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                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)       Beneficial Ownership
   (Instr. 4)   (Instr. 4)              (Instr. 5)         (Instr.5)
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  Common Stock       45,500                  D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
=================================================================================================================
                                               3. Title and Amount of
                                                  Securities Underlying              5. Owner-
                                                  Derivative Security                   ship
                         2. Date Exercisable     (Instr. 4)                             Form of
                            and Expiration Date ------------------------ 4. Conver-     Derivative
                            (Month/Day/Year)                     Amount     sion or     Security:   6. Nature of
1. Title of               ---------------------                  or         Exercise    Direct         Indirect
 Derivative               Date          Expira-                  Number     Price of    (D) or         Beneficial
  Security                Exer-         tion                     of         Derivative  Indirect(I)    Ownership
 (Instr. 4)               cisable       Date       Title         Shares     Security    (Instr.5)      (Instr. 5)
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Non-Statutory Director
Stock Option
(right to buy)           3/16/2002       (1)    Common Stock      20,000      1.06          D
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
Explanation of Responses:

(1) The option shall terminate on the earlier of the (i) date which the reporting person ceases to serve as a Director of the Company (ii) Six months after termination with respect to any portion of the option which has fully vested (iii) One year after the Optionee's death or disability
     (iv) March 16, 2011.

                              /s/ Herman Haenert                       03/21/01
                              -------------------------------        -----------
                              **Signature of Reporting Person            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).